CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-145918, 333-116978 and 333-193065 on Form S-8 of our report dated March 11, 2016, relating to the consolidated financial statements of Republic Airways Holdings Inc. and subsidiaries and the effectiveness of Republic Airways Holdings Inc. and subsidiaries internal control over financial reporting (which report on the consolidated financial statements expresses an unqualified opinion and includes explanatory paragraphs regarding (1) substantial doubt about the Company’s ability to continue as a going concern as on February 25, 2016, the Company filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code and (2) the Company’s concentration of revenue among three customers, appearing in this Annual Report on Form 10-K of Republic Airways Holdings Inc. for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP
Indianapolis, Indiana
March 11, 2016